Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Annapolis, Maryland

Contact:	Richard J. Morgan
President and Chief Executive Officer
(410) 280-6695

COMMERCEFIRST BANCORP RELEASES 3rd Quarter 2006 FINANCIAL RESULTS

October 30, 2006

CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the parent company of CommerceFirst Bank, today released financial results for its 3rd quarter 2006 operations, as follows:

CommerceFirst Bancorp, Inc., the holding company for CommerceFirst Bank, reported a consolidated net profit of $940 thousand for the nine-month period ended September 30, 2006. This reflected a 27.5% increase over the $737 thousand earned for the nine-month period ended September 30, 2005. The Company reported a net profit of $371 thousand for the three-month period ended September 30, 2006 as compared to a net profit of $350 thousand for the three-month period ended September 30, 2005. These results are attributable to increased loans outstanding and an improved net interest margin.

	Three Months		Nine Months
	2006	2005	2006	2005

Revenues	$2,297,628	$1,739,390	$6,270,992	$4,389,968
Earnings before income tax	598,941	584,424	1,486,903	1,229,660
Income tax (1)	228,126	234,265	546,874	492,265
Net earnings	370,815	350,159	940,029	737,395
Earnings per basic share	$0.20	$0.19	$0.52	$0.46
Earnings per diluted share	$0.19	$0.19	$0.51	$0.46
Average basic shares outstanding	1,803,583	1,803,583	1,803,583	1,595,095
Average diluted shares outstanding	1,847,426	1,829,431	1,846,126	1,617,325

  (1) Includes federal and state income taxes.

Our plans for the balance of 2006 include exploration of potential future branch sites, consideration of possible additions to our lending and business development teams, and appropriate investment in our operational infrastructure on both the loan and deposit sides to insure our ability to deliver a very high quality performance consistently to our customer base.

Forward Looking Statements.  This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.

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